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                                                                   EXHIBIT 10.22

                  FIRST MODIFICATION AND RATIFICATION OF LEASE

        THIS FIRST MODIFICATION AND RATIFICATION OF LEASE is made and entered into effective this 1st day of November, 1999 by and between ST. PAUL PROPERTIES, INC., a Delaware corporation ("Landlord"), and THE TRIZETTO GROUP, INC., a Delaware corporation ("Tenant").

                                  WITNESSETH:

        WHEREAS, Landlord and Tenant entered into that certain Office Lease dated as of April 26, 1999, as amended by that certain Lease commencement letter signed by Landlord on September 9, 1999, and by Tenant on September 7, 1999 (hereafter collectively the "Lease"), for the rental of certain commercial real property located in the Building known as Atrium I, 6061 S. Willow Drive, Englewood, Colorado, and more particularly described in the Lease as Suite 310 (the "Leased Premises"); and

        WHEREAS, pursuant to Exhibit "B" to the Lease, Landlord agreed to provide an Additional Construction Credit to Tenant over and above the Construction Credit, if needed, and which amounts were to be amortized over the term of the Lease and added to the Base Rent under the Lease in accordance with Exhibit "B"; and

        WHEREAS, Landlord has provided an Additional Construction Credit to Tenant of One Hundred Eighteen Thousand and Fifty and No/100 Dollars ($118,050.00), towards construction of tenant improvements on the Premises; and

        WHEREAS, Landlord and Tenant desire to amend the Lease to reflect the increase in Base Rent payable under the Lease to reflect the amortized cost of the Additional Construction Credit.

        NOW, THEREFORE, in consideration of the foregoing, the agreements of the parties, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1. Definitions. All capitalized terms used herein not otherwise defined in this First Modification and Ratification of Lease shall have the meanings given them in the Lease.

        2. Base Rent. Article 1.03H of the Lease entitled "Base Rent" shall be amended in its entirety to read as follows:

        Tenant shall pay total aggregate Base Rent during the term of the Lease of Two Million Five Hundred Twenty-five Thousand One Hundred Sixty-eight and 20/100 Dollars ($2,525,168.20) ($21.04/rentable square foot/year).


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        3. Monthly Installments of Base Rent. Article 1.03I of the Lease
entitled "Monthly Installments of Base Rent" shall be amended by replacing the first and second paragraphs thereof with the following:

        Base Rent shall be payable monthly, in advance, without demand, deduction or set-off at the rate of Forty-one Thousand Three Hundred Ninety-six and 20/100 Dollars ($41,396.20) per month ($21.04/rentable square foot/year).

        Rent Abatement. The foregoing notwithstanding, and provided that no default (or no event which, with the passage of time or the giving of notice or both, would constitute and event of default under the Lease) shall have occurred under this Lease, Base Rent for the Premises, net of operating expenses, and net of the amortized portion of Base Rent for the Additional Construction Credit in the amount of Two Thousand Five Hundred Thirty-five and 10/100 Dollars ($2,535.10) per month, shall be abated for a period of one (1) month following the Commencement Date. In the event of any default by Tenant, the entire amount of Base Rent that was otherwise abated, as set forth above, shall be immediately due and payable.

        4. Real Estate Brokers. Tenant hereby warrants and represents to Landlord that it has not dealt with or been represented by any broker in connection with its execution of this Third Modification and Ratification of Lease other than Landlord's listing agent, Venture Group Real Estate, LLC, acting as agent of Landlord, and Julien J. Studley, Inc., acting as agent of Tenant. Tenant shall be responsible for payment of any compensation or commission to its agent, Julien J. Studley, Inc., with respect to this First Modification and Ratification of Lease and Landlord shall be responsible for payment of any compensation or commission to Venture Group Real Estate, LLC, with respect to this First Modification and Ratification of Lease. Tenant agrees to indemnify and hold Landlord harmless from and against any claims for commissions or similar compensation from any or person claiming an entitlement to any such payment as a result of its representation of Tenant. In addition, Landlord agrees to indemnify and hold Tenant harmless from and against any claims for commissions or similar compensation from any other broker or person claiming an entitlement to any such payment as a result of its representation of Landlord.

        5. No Offer. The submission of this First Modification and Ratification of Lease by Landlord to the Tenant is not an offer to modify or amend the Lease and is not effective until execution and delivery by both Landlord and Tenant.

        6. Entire Agreement. This First Modification and Ratification of Lease contains the entire agreement between the parties as to its subject matter and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof.

        7. Conflicts and Non-Amended Provisions. In the event of any express conflict or inconsistency between the terms of the Lease and the terms of this First Modification and Ratification of Lease, the terms of this First Modification and Ratification of Lease shall



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control and govern. Except as modified above, the Landlord and Tenant hereby confirm and ratify the terms, conditions and covenants of the Lease.

        8. Counterparts. This First Modification and Ratification of Lease may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have entered into this Agreement effective as of the date first set forth hereinabove.

LANDLORD:                            TENANT:

ST. PAUL PROPERTIES, INC., a         THE TRIZETTO GROUP, INC.,
Delaware corporation                 a Delaware corporation


By: /s/ R. WILLIAM INSERRA           By:  /s/   MJ SUNDERLAND
   -----------------------------     -----------------------------------
      R. William Inserra             Name:  SR VP MJ SUNDERLAND
      Vice President -               Title: & CFO
      Asset Management



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